[EXECUTION VERSION]


                                    AGREEMENT

     This Agreement dated April 7, 2008, is by and among the persons and entities listed on Schedule A (collectively, the "Icahn Group", and individually a "member" of the Icahn Group) and Motorola, Inc. (the "Company"). In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Board Nomination. The Company agrees to:

     (a) add Keith A. Meister (the "Designee"), to the Board of Directors of Motorola (the "Board") simultaneously with the execution of this Agreement;

     (b) include the Designee and William R. Hambrecht (such individual together with the Designee, the "Icahn Designees") in its slate of nominees for election as directors of the Company at the Company's 2008 annual meeting of stockholders (the "2008 Annual Meeting"); and

     (c) use its reasonable best efforts to cause the election of the Icahn Designees to the Company's board of directors (the "Board") at the 2008 Annual Meeting (including without limitation recommending that the Company's stockholders vote in favor of the election of the Icahn Designees and otherwise supporting him for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate).

2. Role in the Separation.

     (a) So long as any of the Icahn Designees is a member of the Board, the Company will:

     (i) appoint the Icahn Designees to any committee of the Board designated to oversee the Company's announced plan to separate the Company's mobile devices business and the Company's broadband and mobility solutions business (the "Separation"), and use its reasonable best efforts to include the Designee in any material deliberations of any other committee of the Board with respect to the Separation; and

     (ii) seek the input of the Icahn Designees and Carl Icahn regarding all significant matters (and all matters that Mr. Icahn reasonably believes are significant matters and indicates such to the Board) in connection with the Separation, including without limitation (A) with respect to the search for and selection of a new Chief Executive Officer of the new company that includes or will include the Company's mobile devices business following the Separation ("Newco") by permitting the Designee and Carl Icahn to interact directly with the search firm retained by the Company and otherwise provide input in the selection process, and (B) the establishment of the Board of Directors of Newco (the "Newco Board") and the governance of Newco by considering suggestions as to nominees for, and the composition of, the Newco Board and other governance matters.

     (b) If immediately prior to the time of the Separation, the Icahn Group beneficially owns at least 90% of the shares of Motorola common stock that it beneficially owns today, the Company will cause Newco to (and will cause Newco to enter into a written contract with the Icahn Group (as part of and at the time of the Separation in form and substance acceptable to the Icahn Group) under which Newco agrees to): (w) elect out of Section 203 of the Delaware General Corporation Law in its articles of incorporation or other formation documents of Newco; (x) provide in its articles of incorporation or other formation documents, that it will not have a staggered board or a shareholder rights plan (also known as a poison pill), in each case unless approved in advance of its adoption by the holders of a majority of the outstanding shares of Newco following the Separation (except that Newco may adopt a shareholder rights plan without advance shareholder approval if an Acquisition Proposal (as defined below) has been made, but only if such shareholder rights plan will expire and terminate by its express terms within 135 days after its adoption unless it is approved prior to the end of the 135th day following its adoption by the holders of a majority of the outstanding shares of Newco following the Separation); (y) not include in its bylaws, articles of incorporation or other formation documents of Newco, any restriction (including any percentage, numerical or other limitation) on the ability of any person to purchase shares of Newco or to fully vote such shares; and (z) be a corporation organized in the State of Delaware. In addition, the Company represents and warrants that it is the current intention of the Company that, subject to the Board's exercise of its fiduciary duties, at the time of the Separation: (i) Newco would not have any takeover-related provisions in a form not supported by recognized proxy advisory firms (it being understood and agreed that in no event will Newco have any of the takeover-related provisions set forth in (w), (x) or (y) above, all of which are strictly prohibited, except, in the case of clause (x), as expressly permitted therein), and (ii) Newco would be independent of the Company, with independent directors and no direct or indirect ownership by the Company of the debt or equity interests in Newco. For the purposes of this Agreement, an "Acquisition Proposal" shall mean (i) the commencement of a tender offer to acquire common stock of Newco, or (ii) the delivery of a "bear hug" letter to Newco.

3. Proxy Contest and Other Matters. So long as any of the Icahn Designees is a member of the Board, if the Company is not in breach of the terms of this Agreement (except as set forth in Section 3(d) below):

     (a) No member of the Icahn Group or any Affiliate or Associate (as such terms are hereinafter defined) of any such members (such Affiliates and Associates, collectively and individually, the "Icahn Affiliates") shall (i) solicit proxies or engage in a proxy contest with respect to the election of directors or any other proposal to be considered at the 2008 Annual Meeting or present any other proposal for consideration at the 2008 Annual Meeting, or (ii) encourage any other person to solicit proxies or engage in a proxy contest with respect to the election of directors or any other proposal to be considered at the 2008 Annual Meeting or present any other proposal for consideration at the 2008 Annual Meeting. In furtherance of the foregoing, Icahn Partners LP, Icahn Partners Master Fund LP and High River Limited Partnership hereby withdraw their letter dated January 31, 2008 providing notice to the Company of their intention to nominate certain individuals for election as directors of the Company at the 2008 Annual Meeting (the "Stockholder Nomination") (provided that such letter shall be deemed to be reinstated and effective as of January 31, 2008 if the Company is in breach of the terms of this Agreement) and the Icahn Group and Icahn Affiliates shall immediately cease all efforts, direct or indirect, in furtherance of the Stockholder Nomination and any related solicitation, (but may continue to support and encourage stockholders to elect the Icahn Designees, subject to the other terms of this Agreement) and shall not vote, deliver or otherwise use any proxies heretofore obtained in connection with the Stockholder Nomination. For purposes of this Agreement: the terms "Affiliate" and "Associate" shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and the terms "person" or "persons" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

     (b) No member of the Icahn Group nor any Icahn Affiliate shall:

     (i) solicit proxies or written consents of stockholders, or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the common stock, par value $3.00 per share, of the Company (the "Common Stock"), or make, or in any way participate in (other than by voting its shares of Common Stock in a way that does not violate this Agreement), any "solicitation" of any proxy, consent or other authority to vote any shares of Common Stock with respect to any matter, or become a participant in any contested solicitation with respect to the Company, including without limitation relating to the removal or the election of directors;

     (ii) form or join in a partnership, limited partnership, syndicate or other group, including without limitation a group as defined under Section 13(d) of the Exchange Act, with respect to the Common Stock, or otherwise support or participate in any effort by a third party with respect to the matters set forth in (i), or deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any voting agreement, other than solely with other members of the Icahn Group or other Icahn Affiliates with respect to the shares of Common Stock now or hereafter owned by them or pursuant to this Agreement; or

     (iii) make, or cause to be made, any statement or announcement that constitutes an ad hominem attack on the Company, its officers or its directors: (A) in any document or report filed with or furnished to the SEC or any other governmental agency, (B) in any press release or other publicly available format, or (C) to any journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview), it being understood that this
          Section 3(b) will not restrict objective statements that reflect Mr. Icahn's view, as a business matter, with respect to factual matters concerning the Company, its officers or its directors (it being further understood that this exception for objective statements does not permit the actual request or receipt of a form of proxy or written consent). For example, a statement that the Separation is not proceeding as quickly as Mr. Icahn believes to be appropriate, and that such failure could be harmful to the Separation process, would not violate this Section 3(b).

     (c) Icahn Partners LP, Icahn Partners Master Fund LP and High River Limited Partnership also hereby withdraw their letter dated March 13, 2008 to the Company requesting certain books and records of the Company and shall cease and withdraw without prejudice all litigation in connection with such request, and no member of the Icahn Group nor any Icahn Affiliate shall make any further such requests or reinstitute or pursue any such litigation during any period in which any of the Icahn Designees is a member of the Board.

     (d) Each member of the Icahn Group shall cause all shares of Common Stock beneficially owned, directly or indirectly, by it, or by any Icahn Affiliate, as of the record date for the 2008 Annual Meeting, to be present for quorum purposes and to be voted, at the 2008 Annual Meeting or at any adjournments or postponements thereof, in favor of the directors nominated by the Board for election at the 2008 Annual Meeting (including the Icahn Designees).

4. Public Announcement and SEC Filing. (a) The Company shall announce this Agreement and the material terms hereof by means of a press release in the form attached hereto as Exhibit A as soon as practicable on or after the date hereof.

     (b) The Icahn Group shall promptly file an amendment to the Schedule 13D regarding the Common Stock filed with the SEC on February 6, 2008, and as amended on March 5, 2008 and March 27, 2008, reporting the entry into this Agreement and amending applicable items to conform to its obligations hereunder.

5. Confidentiality Agreement. The Company hereby agrees that notwithstanding any policy of the Company, the Icahn Designees are permitted to and may provide confidential information in accordance with the terms of the confidentiality agreement in the form attached hereto as Exhibit B (the "Confidentiality Agreement").

6. Discussions with the Board. The Company acknowledges that Carl Icahn has had and desires to continue to have conversations with members of the Board. The Company and the Board will not take any actions to limit such dialogue or restrict members of the Board from speaking to Mr. Icahn if they are willing to do so.

7. Miscellaneous. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such parties' principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

8. Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

9. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy and email, when such telecopy and email is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

   if to the Company:     Motorola, Inc.
                          1303 East Algonquin Road
                          Schaumburg, Illinois 60196
                          Attention: General Counsel
                          Facsimile: (847) 576-3628

   with a copy to:        Wachtell, Lipton, Rosen & Katz
                          51 W. 52nd Street
                          New York, NY 10019
                          Attention: Patricia A. Vlahakis
                                           Gregory E. Ostling
                          Facsimile: (212) 403-2000

   if to the Icahn Group: c/o Icahn Associates Corp.
                          767 Fifth Avenue, 47th Floor
                          New York, NY 10153
                          Attention:  Yevgeny Fundler (yfundler@starfire.com)
                                      Keith Schaitkin (kls@sfire.com)
                          Facsimile:  (212) 688-1158

10. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

11. Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

12. Cure Right. In the event of any breach by any member of the Icahn Group of any provision of Section 3 of this Agreement, the Company, upon obtaining knowledge thereof, shall promptly notify the Icahn Group of any such breach providing reasonable factual detail describing such breach (the "Notice of Breach"). If within three (3) business days following the date of receipt of any such Notice of Breach, all of the Icahn Designees resign from the Board of the Company or if the Company fails to provide the applicable Notice of Breach, then Company shall not be entitled to pursue, sue or otherwise enforce its rights under this Agreement in connection with any such breach or alleged breach.

13. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and the Icahn Designees and is not enforceable by any other persons.

14. Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.


                            [Signature Page Follows]

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

                                 MOTOROLA, INC.

                                 By:  /s/ Donald F. McLellan
                                      ----------------------
                                      Name:  Donald F. McLellan
                                      Title:  Senior Vice President


                                 Icahn Partners LP

                                 By:  /s/ Keith A. Meister
                                      --------------------
                                      Name:  Keith A. Meister
                                      Title:  Managing Director


                                 Icahn Partners Master Fund LP

                                 By:  /s/ Keith A. Meister
                                      --------------------
                                      Name:  Keith A. Meister
                                      Title:  Managing Director


                                 High River Limited Partnership
                                 By: Hopper Investments LLC, its general partner
                                 By: Barberry Corp., its sole member

                                 By:  /s/ Vincent J. Intrieri
                                      -----------------------
                                      Name:  Vincent J. Intrieri
                                      Title:  Vice President


                                 /s/ Carl C. Icahn
                                 -----------------
                                 Carl C. Icahn


                                 /s/ Keith A. Meister
                                 --------------------
                                 Keith A. Meister


                                 /s/ William R. Hambrecht
                                 ------------------------
                                 William R. Hambrecht



                    [Signature Page to Settlement Agreement]

                                    EXHIBIT A
                                    ---------


PRESS RELEASE                                             Source: Motorola, Inc.

MOTOROLA AND CARL ICAHN REACH AGREEMENT


MOTOROLA BOARD TO NOMINATE WILLIAM HAMBRECHT AND KEITH MEISTER

SCHAUMBURG, Ill. and NEW YORK, April 7, 2008 /PRNewswire-FirstCall/ -- Motorola, Inc. (NYSE: MOT - News) and Carl Icahn today announced that they have reached an agreement under which William R. Hambrecht, founder, chairman and chief executive officer of WR Hambrecht + Co. and co-founder of Hambrecht & Quist, and Keith Meister, a managing director of the Icahn investment funds and principal executive officer of Icahn Enterprises, will be nominated for election to Motorola's Board of Directors at the 2008 Annual Meeting of Shareholders and included in the Company's 2008 proxy statement. In addition, Mr. Meister has been appointed to serve on the Board, effective immediately.

In connection with the nomination of Messrs. Hambrecht and Meister, the Icahn Group, which beneficially owns, in the aggregate 144,562,000 shares of Motorola common stock, representing approximately 6.4% of Motorola's outstanding shares, has agreed not to solicit proxies in connection with the 2008 Annual Meeting and to vote its shares in support of all of the Board's director nominees.

As part of the settlement agreement, all pending litigation between Motorola and Carl Icahn will be dismissed. In addition, Motorola has agreed to seek input from Mr. Icahn in connection with significant matters regarding the intended separation of the Mobile Devices business, including the search for a new CEO to head the Mobile Devices business. In addition Messrs. Hambrecht and Meister may communicate with Mr. Icahn, subject to certain confidentiality restrictions, regarding Board activities of Motorola, including with respect to the intended separation of the company into two independent businesses.

"We are pleased to have reached this agreement with Carl Icahn," said Greg Brown, president and chief executive officer. "We look forward to continuing the process we announced on March 26 to create two independent publicly-traded companies and we are pleased to avoid a costly and distracting proxy contest."

"This is a very positive step for Motorola in that shareholder representatives will have strong input into board decisions affecting the future of our company," said Carl Icahn. Mr. Icahn further noted, "In addition, the Motorola Board has also taken an important step forward for corporate governance in that the separated company which includes Mobile Devices will be essentially free from poison pills and staggered boards, both of which, in my opinion, serve to make democracy a travesty in corporate America."

William R. Hambrecht, 72, has been Founder, Chairman and Chief Executive Officer of WR Hambrecht + Co, a financial services firm, since December 1997. Mr. Hambrecht co-founded Hambrecht & Quist in 1968, from which he resigned in December 1997 to form WR Hambrecht + Co. Mr. Hambrecht currently serves on the Board of Trustees for The American University of Beirut and is on the Advisory Investment Committee to the Board of Regents of the University of California. He also serves on the Advisory Council to The J. David Gladstone Institutes. In October 2006, Mr. Hambrecht was inducted to the American Academy of Arts and Sciences. Mr. Hambrecht graduated from Princeton University.

Keith Meister, 34, since August 2003, has served as Vice Chairman of the Board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. (NYSE: IEP - News), a diversified holding company engaged in a variety of businesses, including investment management, metals, real estate and home fashion. From August 2003 through March 2006, Mr. Meister also served as Chief Executive Officer of Icahn Enterprises G.P. Inc., and since March 2006, Mr. Meister has served as Principal Executive Officer of Icahn Enterprises G.P. Inc. Since November 2004, Mr. Meister has been a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages third party private investment funds. Since June 2002, Mr. Meister has served as senior investment analyst of High River Limited Partnership, an entity primarily engaged in the business of holding and investing in securities. Mr. Meister also serves on the boards of directors of the following companies: XO Holdings, Inc., WCI Communities, Inc., and Federal-Mogul Corporation. With respect to each company mentioned above, Mr. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Meister received an A.B. in government, cum laude, from Harvard College in 1995.


About Motorola

Motorola is known around the world for innovation in communications. The Company develops technologies, products and services that make mobile experiences possible. The Company's portfolio includes communications infrastructure, enterprise mobility solutions, digital set-tops, cable modems, mobile devices and Bluetooth accessories. Motorola is committed to delivering next-generation communication solutions to people, businesses and governments. A Fortune 100 company with global presence and impact, Motorola had sales of US $36.6 billion in 2007. For more information about our company, our people and our innovations, please visit http://www.motorola.com.

Business Risks

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to statements about: the separation of the Company into two independent publicly-traded companies, the nature and impact of such a separation and other possible actions related to the Company's businesses. Motorola cautions the reader that the risk factors below, as well as those on pages 18 through 27 in Item 1A of Motorola's 2007 Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission (SEC), could cause Motorola's actual results to differ materially from those estimated or predicted in the forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to: market conditions in general and those applicable to possible alternatives for the businesses, and tax and regulatory matters. Motorola undertakes no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the solicitation of proxies, Motorola has filed with the SEC a preliminary proxy statement and will file a definitive proxy statement and other relevant documents concerning the proposals to be presented at the 2008 Annual Meeting of Stockholders. THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT MOTOROLA AND THE 2008 ANNUAL MEETING OF STOCKHOLDERS. When filed, the definitive proxy statement will be available free of charge at the SEC's web site at http://www.sec.gov or from Motorola at http://www.motorola.com. The contents of the websites referenced herein are not deemed to be incorporated by reference into the proxy statement.

Motorola and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2008 Annual Meeting of Stockholders. Information regarding Motorola directors and executive officers will be included in the proxy statement.

                                    EXHIBIT B
                                    ---------

                                 MOTOROLA, INC.
                            1303 East Algonquin Road
                           Schaumburg, Illinois 60196

April 7, 2008

To: Each of the Persons Listed on Schedule A Hereto (the "Icahn Group")

Ladies and Gentlemen:

     This letter agreement shall become effective upon the appointment or election of Keith A. Meister (the "Designee") to the Board of Directors (the "Board") of Motorola, Inc. (the "Company"). The Company understands and agrees that, subject to the terms of, and in accordance with, this letter agreement, each of the Icahn Designees (as defined in the Agreement dated the date hereof between the Company, Carl Icahn, Icahn Partners LP, Icahn Partners Master Fund LP and High River Limited Partnership) may, if and to the extent he desires to do so, disclose information he obtains while a member of the Board to the Representatives (as hereinafter defined) and may discuss such information with any and all such persons. As a result, you may receive certain non-public information regarding the Company. You acknowledge that this information is proprietary to the Company and may include trade secrets or other business information the disclosure of which could harm the Company. In consideration for, and as a condition of, non-public information being furnished to you (and, subject to the restrictions in paragraph 2, your agents, representatives, attorneys, advisors, directors, officers and employees, collectively, "Representatives"), you agree to treat any and all information concerning the Company that is furnished to you or your Representatives (regardless of the manner in which it is furnished, including without limitation in written or electronic format or orally, gathered by visual inspection or otherwise) by any Icahn Designee, or by or on behalf of the Company, together with any notes, analyses, compilations, studies, interpretations, documents or records containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, "Evaluation Material"), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth.

     1. The term "Evaluation Material" does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives in violation of this letter agreement, (ii) was within your or any of your Representatives' possession prior to its being furnished to you by an Icahn Designee, or by or on behalf of the Company or (iii) is received from a source other than an Icahn Designee, the Company or any of its representatives; provided, that in the case of each of (ii) and (iii) above, the source of such information was not believed by you, after inquiring of the disclosing person, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information at the time the same was disclosed.

     2. You hereby agree that you and your Representatives will (a) keep the Evaluation Material strictly confidential and (b) not disclose any of the Evaluation Material in any manner whatsoever without the prior written consent of the Company; provided, however, that you may disclose any of such information to your Representatives (i) who need to know such information for the sole purpose of advising you and (ii) who are informed by you of the confidential nature of such information; provided, further, that you will be responsible for any violation of this letter agreement by your Representatives as if they were parties hereto except that you will not be so responsible with respect to any such Representative who has executed a copy of this letter agreement as an Additional Signatory and delivered such signed copy to the Company. It is understood and agreed that the Icahn Designees shall not disclose to you or your Representatives any Legal Advice (as defined below) that may be included in the Evaluation Material with respect to which such disclosure would constitute waiver of the Company's attorney client privilege; provided, however, that the Icahn Designees may provide such disclosure if reputable outside legal counsel provides the Company with a written opinion that such disclosure will not waive the Company's attorney client privilege with respect to such Legal Advice. "Legal Advice" as used herein shall be solely and exclusively limited to the advice provided by legal counsel stating legal rights, duties, liabilities and defenses and shall not include factual information or the formulation or analysis of business strategy.

     3. In the event that you or any of your Representatives are required by applicable subpoena, legal process or other legal requirement to disclose any of the Evaluation Material, you will promptly notify (except where such notice would be legally prohibited) the Company in writing by facsimile and certified mail so that the Company may seek a protective order or other appropriate remedy. Nothing herein shall be deemed to prevent you or your Representatives, as the case may be, from honoring a subpoena, legal process or other legal requirement that seek or require discovery, disclosure or production of the Evaluation Material if (a) you produce or disclose only that portion of the Evaluation Material which your outside legal counsel advises you is legally required to be so produced or disclosed; or (b) the Company consents in writing to having the Evaluation Material produced or disclosed pursuant to the subpoena, legal process or other legal requirement. In no event will you or any of your Representatives oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Evaluation Material or to obtain reliable assurance that confidential treatment will be afforded the Evaluation Material. It is understood that there shall be no "legal requirement" requiring you to disclose any Evaluation Material solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative transactions with respect to, the Common Stock of the Company or otherwise proposing or making an offer to do any of the foregoing. Before filing any document with the SEC or other governmental or regulatory body in which you intend to include Evaluation Material that you believe is legally required to be included in such a filing, you will submit such filing to the Company for review and will not include such Evaluation Material in such filing if the Company provides you (not more than one business day following your delivery of such filing to the Company), with a written opinion addressed to you of reputable outside legal counsel experienced in the area, stating that the Evaluation Material is not legally required to be included in such filing and stating that you may rely upon such opinion.

     4. You acknowledge that (a) none of the Company or any of its representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and (b) none of the Company or any of its representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. You and your Representatives shall not directly or indirectly initiate contact or communication with any executive or employee of the Company other than Gregory Brown or Donald McLellan concerning Evaluation Material, or to seek any information in connection therewith from any such person other than Gregory Brown or Donald McLellan, without the prior consent of the Company.

     5. All Evaluation Material shall remain the property of the Company. Neither you nor any of your Representatives shall by virtue of our disclosure of and/or your use of any Evaluation Material acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company.

     6. You acknowledge that the Evaluation Material may constitute material non-public information under applicable federal and state securities laws, and that you shall not trade or engage in any derivative transaction, on the basis of such information in violation of such laws.

     7. You hereby represent and warrant to the Company that this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms.

     8. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

     9. You acknowledge that the value of the Evaluation Material to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms. In the event of an actual or threatened violation of this letter agreement, in addition to any and all other remedies which may be available to the Company, you expressly consent to the Company's seeking the enforcement of this letter agreement by injunctive relief or specific performance, without proof of actual damages.

     10. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this letter agreement or the transactions contemplated by this letter agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this letter agreement or the transactions contemplated by this letter agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, and (d) each of the parties irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such parties' principal place of business or as otherwise provided by applicable law. THIS LETTER AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

     11. This letter agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof and may be amended only by an agreement in writing executed by the parties hereto.

     12. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy and email, when such telecopy is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:      MOTOROLA, INC.
                        1303 East Algonquin Road
                        Schaumburg, Illinois 60196
                        Attention: General Counsel
                        Facsimile: (847) 576-3628

with a copy to:         Wachtell, Lipton, Rosen & Katz
                        51 W. 52nd Street
                        New York, NY 10019
                        Attention: Patricia A. Vlahakis
                                         Gregory E. Ostling
                        Facsimile: (212) 403-2000

if to the Icahn Group:  c/o Icahn Associates Corp.
                        767 Fifth Avenue, 47th Floor
                        New York, NY 10153
                        Attention:  Yevegeny Fundler (yfundler@sfire.com)
                                    Keith Schaitkin (kls@sfire.com)
                        Facsimile:  (212) 688-1158

     13. If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement.

     14. This letter agreement may be executed in two or more counterparts which together shall constitute a single agreement.

     15. This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company.

     16. This letter agreement shall expire two years from the date on which the Designee ceases to be a director of the Company.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.



                                               Very truly yours,


                                               MOTOROLA, INC.



                                               By:  ______________________
                                                    Name:
                                                    Title:








            [Signature Page to the Confidentiality Agreement between
                            Motorola and Icahn Group]

Accepted and agreed as of the date first written above:


                                 Icahn Partners LP

                                 By:  _____________________
                                      Name:
                                      Title:


                                 Icahn Partners Master Fund LP

                                 By:  _____________________
                                      Name:
                                      Title:


                                 High River Limited Partnership
                                 By: Hopper Investments LLC, its general partner
                                 By: Barberry Corp., its sole member

                                 By:  _____________________
                                      Name:
                                      Title:


                                 ----------------------
                                 Carl C. Icahn


                                 ----------------------
                                 Keith A. Meister


                                 ----------------------
                                 William R. Hambrecht


                                 ----------------------
                                 Additional Signatory



            [Signature Page to the Confidentiality Agreement between
                            Motorola and Icahn Group]

                                   SCHEDULE A
                                   ----------

                                Icahn Partners LP

                          Icahn Partners Master Fund LP

                         High River Limited Partnership

                                  Carl C. Icahn

                                Keith A. Meister

                              William R. Hambrecht




















                                  Exhibit B-1

                                   SCHEDULE A
                                   ----------

                                Icahn Partners LP

                          Icahn Partners Master Fund LP

                         High River Limited Partnership

                                  Carl C. Icahn

                                Keith A. Meister

                              William R. Hambrecht




















                                  Schedule A-1